CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STANDARD PARKING CORPORATION

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Standard Parking Corporation, a Delaware corporation, does hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Standard Parking Corporation.  The date of the filing of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was September 24, 1981.

2. The Second Amended and Restated Certificate of Incorporation, filed on June 2, 2004, as amended on January 7, 2008, and April 29, 2010, is hereby amended by striking out Article IV, Section 4.01 thereof and by substituting in lieu of Article IV, Section 4.01, the following Article IV, Section 4.01:

“Section 4.01. Authorized Capital Stock.  The amount of total authorized capital stock of this Corporation shall be 55,000,000 shares, divided as follows:  (i) 50,000,000 shares of Common Stock, with $0.001 par value (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, with $0.01 par value (the “Preferred Stock”).”

The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 6th day of May, 2010.

STANDARD PARKING CORPORATION

By:      /s/ Robert N. Sacks
Name: Robert N. Sacks
Title:   Executive Vice President,
General Counsel & Secretary